Exhibit 99.2

Codexis, Inc.	Chemtex Italia S.R.L.
200 Penobscot Drive	Località Ribrocca s.n.
Redwood City, CA 94063	15057 Tortona (AL), Italy
650.421.8100	www.chemtex.com
www.codexis.com

Codexis, Chemtex in Detergent Alcohols Collaboration

Codexis and Chemtex to Collaborate on Sustainable Detergent Alcohols

for the Household Products Market

Redwood City, CA and Tortona, Italy, July 28, 2011 –

Codexis, Inc. (Nasdaq: CDXS) and Chemtex, a global technology and engineering Company wholly-owned by Italy’s Gruppo Mossi & Ghisolfi (“M&G Group”), today announced a broad collaboration to develop and produce sustainable detergent alcohols for use in the household products market. The collaboration includes development of second generation detergent alcohols from cellulosic (non-food) biomass.

Detergent alcohols - a $6 billion worldwide market – are surfactants which stabilize mixtures of oil and water. They are widely used in laundry detergents, shampoos and other consumer products. Detergent alcohols today are made from non-sustainable palm kernel and petroleum sources.

The collaboration with Chemtex includes the following:

•	Development of a world-class process for the conversion of cellulosic biomass to sustainable detergent alcohols

The process will utilize Chemtex’s break-through PROESA™ Pretreatment and Viscosity Reduction Technology with Codexis’ proprietary CodeEvolver™ directed evolution technology to enable more cost-effective production of detergent alcohols from cellulosic feedstocks. Both elements—an efficient pretreatment and high performance enzymes—are required to enable commercial use of cellulosic feedstocks such as straw, sugar cane bagasse and energy crops to produce industrial products. The collaboration will focus on development of a technology package suitable for use with a wide variety of feedstocks. Under the terms of the agreement, Codexis will have exclusive rights to PROESA™ technology for the production of detergent alcohols.

•	Scale up of second generation detergent alcohols

Cellulosic sugars will be converted to detergent alcohols using a proprietary fermentation process developed by Codexis. The parties expect that this process will initially be piloted at Chemtex’s R&D facility in Rivalta, Italy. Larger scale demonstrations are anticipated at Chemtex’s 40,000 metric ton (88 million pound) per year cellulosic ethanol plant in Crescentino, Italy, that is expected to be operational in 2012.

•	Engineering services for Codexis commercial facilities

Chemtex is a global leader in chemical engineering and renewable processes. Chemtex will provide engineering services for the design and construction of Codexis commercial facilities for the production of detergent alcohols. Codexis will market products resulting from the collaboration.

“With this collaboration, Codexis has a fully integrated production process for converting cellulosic biomass to marketable, sustainable detergent alcohols,” said Alan Shaw, Ph.D., Codexis President and Chief Executive Officer. “By combining Codexis’ proven enzyme technology with Chemtex’s leading technology and engineering design expertise, we are making significant progress towards production of commercial products from renewable feedstocks.”

“We are very pleased to be working with Codexis in this important collaboration,” said Mr. Guido Ghisolfi President and CEO of Chemtex. “PROESA™ is break-through technology that produces high quality cellulosic sugar from biomass with best in class opex and capex. Coupling PROESA™ with the unique features of Codexis’ technology platform has the potential to make the production of detergent alcohols from biomass a reality.

“Codexis joins the list of leading biotech companies that has selected Chemtex’s PROESA™ Process as their technology platform of choice to expedite the production of green chemicals from biomass. This is further evidence that PROESA™ is the break-through technology that the marketplace has been seeking in its drive for sustainability.”

About Chemtex

Chemtex is a global engineering and technology company wholly-owned by Italy’s Gruppo Mossi & Ghisolfi (“M&G”).

The M&G Group is a multinational, family-run business established in 1953 by Vittorio Ghisolfi. It is one of the world’s leading producers of PET resin and is Italy’s second largest chemical company. The Group has operations in Brazil, Mexico, China, India, the USA and Italy and its annual turnover is approximately USD 3 billion. M&G is a forward-looking company that is continuing to invest significant funds into bio-fuels and green chemistry research and development as part of its commitment to sustainability.

Chemtex specializes in delivering value-added project solutions for its clients in the bio-fuels, renewable chemicals, energy, environmental, petrochemical, polymers and fibers industries through its operations in Italy, the United States, India and China.

Chemtex is a leader in chemical engineering and renewable processes. It is currently building a 40,000 metric ton per year bio-refinery in Crescentino, Italy for M&G that will produce cellulosic ethanol using its PROESA™ Process as well as “green” electricity. Construction has begun and plant start-up is targeted for the first half of 2012.

For more information, please visit: www.chemtex.com.

About Codexis

Codexis is a clean technology company. Codexis develops optimized biocatalysts that make industrial processes faster, cleaner and more efficient. Codexis’ technology is commercialized with leading global pharmaceutical companies and in development for advanced biofuels with Shell and in carbon capture. Other potential markets include chemicals and water treatment. For more information, see www.codexis.com.

Codexis Forward-Looking Statements

This press release contains forward-looking statements relating to Codexis’ and Chemtex’s ability to develop and produce detergent alcohols, including from non-food biomass, and the ability of Codexis and Chemtex to develop more cost effective production of detergent alcohols from a wide variety of feedstocks. You should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control and that could materially affect actual results. Factors that could materially affect actual results include the timing, cost and feasibility of the production and commercialization of biofuels derived from cellulose. Other factors can be found in Codexis’ Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 6, 2011, included under the caption “Risk Factors.” Codexis expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.

Contacts:

Codexis:

Media: Lyn Christenson, lyn.christenson@codexis.com, 650.421.8144 or Saskia Sidenfaden, ssidenfaden@mww.com, 212.827.3771

Investors: Henk Adriaenssens, ir@codexis.com, 650.421.8331

Chemtex:

Dennis Leong

Executive Vice President, Marketing & Business Development

Chemtex Global S.A.

Chemtex International Inc.

1979 Eastwood Road, Wilmington, NC, 28403

Tel: +1 910 509 4407

Fax: +1 910 509 4412

E-mail dennis.leong@chemtex.com

Web: www.chemtex.com